Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

MEDIA CONTACT:

Sally W. Comollo

Stream Global Services

Sally.comollo@stream.com

+1 781-304-1847

STREAM ANNOUNCES PRICING OF SENIOR SECURED NOTES

BOSTON, Mass., September 30, 2009 – Stream Global Services, Inc. (NYSE AMEX: OOO), announced that it has priced its previously announced private placement of $200 million aggregate principal amount of 11.25% senior secured notes due 2014 (the “notes”). The notes will be issued by the Company at an initial offering price of 95.454% of the principal amount and will be issued by the Company and unconditionally guaranteed by its domestic subsidiaries, other than certain immaterial subsidiaries. The Company intends to use the net proceeds to refinance indebtedness of the Company and eTelecare Global Solutions, Inc. (“eTelecare”). The issuance of the notes is anticipated to close on October 1, 2009. The closing is conditioned upon the prior or concurrent consummation of the Company’s combination with eTelecare and the closing of a new, asset-based revolving credit facility.

The notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities law and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act and applicable state securities laws. The notes are being offered only to qualified institutional buyers under Rule 144A under the Securities Act and outside the United States in compliance with Regulation S under the Securities Act. This press release does not constitute an offer to sell any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer or sale would be unlawful.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, including, but not limited to, statements regarding the closing of the offering and the intended use of the proceeds from the offering. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The Company cannot guarantee that it will achieve the plans, intentions or expectations disclosed in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties related to the offering by the Company of the notes, risks related to the Company’s combination with eTelecare, the Company’s ability to complete the financing of its new, asset-based revolving credit facility, market conditions and other risks and uncertainties that are detailed in the Company’s filings with the SEC. The Company undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this release or to reflect actual outcomes.